Exhibit 99.1

Newfield Exploration Signs Share Purchase Agreement for its Offshore Malaysian Business

The Woodlands, TX – October 22, 2013 – Newfield Exploration Company (NYSE: NFX) today announced the signing of a share purchase agreement to sell all of its equity interests in Newfield Malaysia Holdings to SapuraKencana Petroleum Berhad for a total cash consideration of $898 million, which is expected to close in early 2014. The agreement is subject to the approval of Petroliam Nasional Berhad (PETRONAS) under the applicable Production Sharing Contracts, the purchaser’s shareholder approval and customary closing conditions. Newfield intends to offer preferential rights to its partners under the Joint Operating Agreements.  The agreement was executed after the Company undertook a thorough and rigorous bidding exercise involving over 40 companies.

“We have enjoyed significant success in Malaysia and had a great business partnership with PETRONAS in the region. In early 2013, however, we announced our intent to exit our international businesses and focus our investments on domestic resource plays,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Our year-to-date results build positive momentum and confidence in our ability to deliver on our three-year plan.”

Newfield plans to use the proceeds from the sale of its Malaysian assets to pay down existing debt and general corporate purposes. Goldman, Sachs & Co. is acting as financial advisor on the sale of Newfield’s international businesses.

**This release contains forward-looking information. All information other than historical facts included in this release, such as estimated or anticipated plans and production results, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com